Exhibit 99.1

Revivant Audited Financial Statements as of December 31, 2003 and 2002 and for the years ended December 31, 2003 and 2002

Report of Independent Auditors

The Board of Directors and Stockholders of Revivant Corporation:

In our opinion, the accompanying balance sheets and the related statements of operations, of stockholders’ equity (deficit) and of cash flows present fairly, in all material respects, the financial position of Revivant Corporation at December 31, 2003 and 2002, and the results of its operations and its cash flows for the years then ended in conformity with accounting principles generally accepted in the United States of America. These financial statements are the responsibility of the Company’s management; our responsibility is to express an opinion on these financial statements based on our audits. We conducted our audits of these statements in accordance with auditing standards generally accepted in the United States of America, which require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements, assessing the accounting principles used and significant estimates made by management, and evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

The accompanying financial statements have been prepared assuming that the Company will continue as a going concern. As discussed in Note 1 to the financial statements, the Company has incurred losses from operations since its inception and negative cash flows from operations that raise substantial doubt about its ability to continue as a going concern. Management’s plan in regard to these matters are also described in Note 1. The financial statements do not include any adjustments that might result from the outcome of this uncertainty.

/s/ PricewaterhouseCoopers LLP

April 9, 2004

Revivant Audited Financial Statements as of December 31, 2003 and 2002 and for the years ended December 31, 2003 and 2002

Revivant Corporation

Balance Sheets

	December 31,
	2003	2002
Assets
Current assets:
Cash and cash equivalents	$6,329,722	$662,073
Restricted cash	102,500	100,000
Accounts receivable	12,766	—
Inventory	1,292,557	379,482
Prepaid and other current assets	120,269	89,691

Total current assets	7,857,814	1,231,246

Property and equipment, net	479,864	769,169
Other assets	33,867	33,867

Total assets	$8,371,545	$2,034,282

Liabilities and Stockholders’ Equity (Deficit)
Current liabilities:
Accounts payable	$572,768	$671,646
Accrued liabilities	1,262,303	392,310
Bank loans, current portion	442,529	463,498
Convertible promissory notes		5,676,680
Deferred revenue	117,890	—
Total current liabilities	2,395,490	7,204,134
Promissory notes	5,191,667	—
Bank loans, less current portion	19,599	431,666

Total liabilities	7,606,756	7,635,800

Commitments (Note 4)
Stockholders’ equity (deficit):
Convertible preferred stock, $0.001 par value:	57,485	29,058
Authorized: 84,316,733 shares Issued and outstanding: 57,484,657 and 29,057,971 shares at December 31, 2003 and 2002, respectively (Liquidation value: $35,869,683)
Common stock, $0.001 par value:	3,573	3,500
Authorized: 100,000,000 shares Issued and outstanding: 3,573,229 and 3,500,593 shares at December 31, 2003 and 2002, respectively
Additional paid-in capital	35,492,195	16,644,316
Notes receivable from stockholders	(36,959)	(34,731)
Accumulated deficit	(34,751,505)	(22,243,661)

Total stockholder’s equity (deficit)	764,789	(5,601,518)

Total liabilities and stockholder’s equity (deficit)	$8,371,545	$2,034,282

See accompanying notes.

Revivant Audited Financial Statements as of December 31, 2003 and 2002 and for the years ended December 31, 2003 and 2002

Revivant Corporation

Statements of Operations

	Year Ended December 31,
	2003	2002
Operating expenses:
Research and development	$(7,085,733)	$(6,554,715)
Sales and marketing	(3,383,941)	(1,522,607)
General and administrative	(1,765,276)	(1,169,639)

Total operating expenses	(12,234,950)	(9,246,961)
Interest income	28,820	31,725
Interest expense	(301,714)	(336,777)

Net loss	$(12,507,844)	$(9,552,013)

See accompanying notes.

Revivant Audited Financial Statements as of December 31, 2003 and 2002 and for the years ended December 31, 2003 and 2002

Revivant Corporation

Statement of Stockholders’ Equity (Deficit)

	Convertible Preferred Stock		Common Stock		Additional Paid-in Capital	Notes Receivable from Stockholders	Accumulated Deficit	Total Stockholders’ Equity (Deficit)
	Shares	Amount	Shares	Amount
Balance at December 31, 2001	29,057,971	$29,058	3,453,612	$3,453	$16,580,599	$(29,244)	$(12,691,648)	$3,892,218

Issuance of common stock upon exercise of options, for cash at $0.12 per share	—	—	46,981	47	5,591	—	—	5,638
Interest on notes receivable from stockholders	—	—	—	—	—	(5,487)	—	(5,487)
Issuance of warrants for common stock	—	—	—	—	58,126	—	—	58,126
Net loss	—	—	—	—	—	—	(9,552,013)	(9,552,013)

Balance at December 31, 2002	29,057,971	29,058	3,500,593	3,500	16,644,316	(34,731)	(22,243,661)	(5,601,518)

Issuance of common stock upon exercise of options for cash at $0.12 per share	—	—	72,636	73	8,644	—	—	8,717
Issuance of Series E preferred stock at $0.6744 per share for cash and cancellation of indebtedness, net of issuance cost of $77,245	18,047,049	18,047	—	—	12,075,637	—	—	12,093,684
Issuance of Series F preferred stock at $0.6744 per share for cash, net of issuance costs of $226,023	10,379,597	10,380	—	—	6,763,598	—	—	6,773,978
Interest on notes receivable from stockholders	—	—	—	—	—	(2,228)	—	(2,228)
Net loss	—	—	—	—	—	—	(12,507,844)	(12,507,844)

Balance at December 31, 2003	57,484,617	$57,485	3,573,229	$3,573	$35,492,195	$(36,959)	$(34,751,505)	$764,789

See accompanying notes.

Revivant Audited Financial Statements as of December 31, 2003 and 2002 and for the years ended December 31, 2003 and 2002

Revivant Corporation

Statements of Cash Flows

	Year Ended December 31,
	2003	2002
Cash flows from operating activities
Net loss	$(12,507,844)	$(9,552,013)
Adjustments to reconcile net loss to net cash used in operating activities:
Depreciation and amortization	363,430	326,736
Provision for excess and obsolete inventory	371,723	167,577
Non-cash interest expense	194,984	63,186
Loss on disposal of assets	2,980
Changes in operating assets and liabilities:
Accounts receivable	(12,766)
Inventory	(1,284,798)	(547,059)
Prepaid and other current assets	(30,578)	15,646
Accounts payable	(98,878)	434,561
Accrued liabilities	869,993	85,638
Deferred revenue	117,890
Long-term liabilities	45,449

Net cash used in operating activities	(11,968,415)	(9,005,728)

Cash flows from investing activities
Purchase of property and equipment	(77,105)	(551,330)
Restricted cash	(2,500)	100,000

Net cash used in investing activities	(79,605)	(451,330)

Cash flows from financing activities
Proceeds from issuance of preferred stock, net	11,672,676	—
Proceeds from issuance of convertible promissory notes and warrants	6,500,002	5,500,000
Proceeds from issuance of common stock	8,717	5,638
Proceeds from bank loans	—	322,550
Interest on notes receivable from stockholder	(2,228)	(5,487)
Payment of bank loans	(463,498)	(424,526)

Net cash provided by financing activities	17,715,669	5,398,175

Net increase (decrease) in cash and cash equivalents	5,667,649	(4,058,883)
Cash and cash equivalents, beginning of period	662,073	4,720,956

Cash and cash equivalents, end of period	$6,329,722	$662,073

Supplemental disclosure of noncash investing and financing activities
Issuance of warrants in conjunction with convertible promissory notes	$—	$58,126
Issuance of preferred stock for convertible promissory notes and accrued interest	7,194,986	—

See accompanying notes.

Revivant Audited Financial Statements as of December 31, 2003 and 2002 and for the years ended December 31, 2003 and 2002

Revivant Corporation

Notes to Financial Statements

1. Formation and Business of the Company

Revivant Corporation (the “Company”) was incorporated on March 20, 1997 in the state of Delaware, under the name of Emergency Medical Systems, Inc., to develop technology for cardiac resuscitation. In July 2000, the Company changed its name from Emergency Medical Systems Inc. to Revivant Corporation. Through December 31, 2002, the Company had been primarily engaged in developing its initial product technology, recruiting personnel, developing business and financial plans and raising capital. During the fiscal year 2003, the Company has focused their efforts on the sale and marketing of their product, the AutoPulse™ Resuscitation System. Accordingly, the Company has moved from the development stage into the commercial stage of its business cycle.

Basis of Presentation

The Company has sustained recurring losses from operations from inception through December 31, 2003 and has an accumulated deficit of $34.7 million. The Company also has sustained operating cash flow deficiencies since inception. Management anticipates the Company will continue to incur operating losses and operating cash flow deficiencies for at least the next twelve months. Management is actively pursuing additional equity and debt financing from both institutional and corporate investors and the Company’s fiscal 2004 operating plan places significant reliance on obtaining outside financing. The sale of additional equity or debt securities could result in additional dilution to existing stockholders. If additional funds are raised through the issuance of equity or debt securities, these securities could have rights that are senior to existing stockholders and could contain covenants that could restrict operations. Any additional financing may not be available in amounts or on terms acceptable to the Company, if at all. These issues raise substantial doubt about the Company’s ability to continue as a going concern. The financial statements do not include any adjustments that might result from the outcome of this uncertainty.

2. Summary of Significant Accounting Policies

Use of Estimates

The preparation of financial statements in conformity with accounting principles generally accepted in the United States of America requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosures of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenue and expenses during the reported period. Actual results could differ from those estimates.

Revivant Audited Financial Statements as of December 31, 2003 and 2002 and for the years ended December 31, 2003 and 2002

Cash and Cash Equivalents

The Company considers all highly liquid investments purchased with original maturities of three months or less to be cash equivalents. The Company’s cash and cash equivalents are maintained at one financial institution in the United States. Deposits in this financial institution may, from time to time, exceed federally insured limits.

Restricted Cash

At December 31, 2003 and December 31, 2002, cash of $102,500 and $100,000 was restricted from withdrawal and held by a bank in the form of a certificate of deposit. The certificate of deposit serves as collateral supporting a letter of credit issued to the lessor under the facilities operating lease agreement.

Property and Equipment

Property and equipment are stated at cost, net of accumulated depreciation and amortization. Machinery and laboratory equipment, computer and related equipment, and furniture and fixtures are depreciated on a straight-line basis over their estimated useful lives of three to five years. Leasehold improvements are amortized over the lesser of their estimated useful lives or the life of the lease. Maintenance and repairs are charged to operations as incurred.

Inventory

Inventories are stated at lower of cost or market value. Cost is determined using standard cost, which approximates actual costs on a first-in, first-out basis. Market value is determined as the lower of replacement cost or net realizable value.

Revenue recognition

Revenue from product sales is recognized when the title and risk of ownership has transferred, provided that evidence of an arrangement exists, the price is fixed or determinable, collection of the resulting receivable is reasonably assured and remaining obligations are not significant. Revenue is reduced for discounts and rebates offered to customers.

The Company offers a limited right of return with its products based upon the Company’s discretion. As a result of these rights of return and the current unavailability of historical trends in sales and product returns, revenue and the related cost of revenues have been deferred until the return right had lapsed, or the Company has sufficient historical basis from which to estimate return rates. Accordingly, as of December 31, 2003, the Company deferred revenue of $117,890 related to such product sales.

Research and Development Expenditures

Research and development costs are charged to operations as incurred.

Revivant Audited Financial Statements as of December 31, 2003 and 2002 and for the years ended December 31, 2003 and 2002

Income Taxes

The Company accounts for income taxes under the liability method. Under this method, deferred tax assets and liabilities are determined based on the difference between the financial statement and tax bases of assets and liabilities using enacted tax rates in effect for the year in which the differences are expected to affect taxable income. A valuation allowance is established when necessary to reduce deferred tax assets to the amounts expected to be realized.

Risks and Uncertainties

Some of the Company’s products require approvals from the Food and Drug Administration and international regulatory agencies prior to commercialized sales. The Company’s currently marketed product has received such approval. There can be no assurance that future products under development will receive any of these required approvals. If the Company was denied such approvals or such approvals were delayed, it would have a materially adverse impact on the Company.

Three customers accounted for 49%, 29% and 21% of gross accounts receivable at December 31, 2003.

Fair Value of Financial Instruments

Carrying amounts of certain of the Company’s financial instruments, including cash equivalents, prepaid and other current assets, accounts payable and accrued liabilities approximate fair value due to their relatively short maturities. Based upon borrowing rates currently available to the Company for loans with similar terms, the carrying value of capital lease obligations and bank loans approximate fair value.

Stock-Based Compensation

The Company accounts for stock-based employee compensation arrangements in accordance with provisions of Accounting Principles Board (“APB”) Opinion No. 25, Accounting for Stock issued to Employees and Financial Accounting Standards Board Interpretation No. 28, Accounting for Stock Appreciation Rights and Other Variable Stock Option or Award Plans and complies with the disclosure provisions of Statements of Financial Accounting Standards (“SFAS”) No. 123, Accounting for Stock-Based Compensation.

Under APB No. 25, compensation expense is based on the difference, if any, on the date of the grant, between the fair value of the Company’s stock and the exercise price. SFAS No. 123 defines a fair value based method of accounting for an employee stock option or similar equity investments.

The Company has adopted the disclosure-only provisions of SFAS No. 148, Accounting for Stock-Based Compensation – Transition and Disclosure. Had compensation cost for the Company’s stock-based compensation plan been

Revivant Audited Financial Statements as of December 31, 2003 and 2002 and for the years ended December 31, 2003 and 2002 determined based on the fair value at the grant dates for the awards under a method prescribed by SFAS No. 123, the Company’s net loss would have been increased to the pro forma amounts indicated below:

	Year Ended December 31,
	2003	2002
Net loss, as reported	$(12,507,844)	$(9,552,013)
Add: Total stock-based employee compensation cost, determined under fair value based method for all awards	(39,116)	(47,486)

Pro forma net loss	$(12,546,960)	$(9,599,499)

The fair value of each option grant is estimated on the date of grant using the minimum value method with the following weighted average assumptions:

	2003	2002
Risk-free interest rate	2.90%	4.72%
Expected life	5 years	5 years
Dividend yield	—	—

The weighted average per share fair value of options granted during the year ended December 31, 2003 and December 31, 2002, was $0.02, and $0.03, respectively.

The Company accounts for equity instruments issued to non-employees in accordance with the provisions of SFAS No. 123 and Emerging Issues Task Force No. 96-18, Accounting for Equity Instruments That Are Issued to Other Than Employees for Acquiring, or in Conjunction with Selling Goods or Services.

3. Balance Sheet Components

Inventory consists of the following:

	December 31,
	2003	2002
Raw materials	$1,013,659	$329,093
Finished goods	278,898	50,389

	$1,292,557	$379,482

Property and equipment, net consist of the following:

Revivant Audited Financial Statements as of December 31, 2003 and 2002 and for the years ended December 31, 2003 and 2002

	December 31,
	2003	2002
Machinery and laboratory equipment	$569,289	$520,991
Computer and related equipment	575,296	553,170
Furniture and fixtures	199,806	199,876
Leasehold improvements	132,343	132,343

	1,476,734	1,406,380

Less: Accumulated depreciation and amortization	(996,870)	(637,211)

	$479,864	$769,169

Depreciation and amortization expense was $363,425 and $326,736 for the years ended December 31, 2003 and 2002, respectively.

Accrued liabilities consist of the following:

	December 31,
	2003	2002
Collaborative research obligations	$911,128	$58,153
Accrued payroll and related expenses	187,174	189,466
Accrued professional fees	90,891	62,000
Accrued other	73,110	82,691

	$1,262,303	$392,310

4. Commitments

Leases

The Company leases office space under two noncancelable operating leases that expire in 2004 and 2005. Rent expense for the years ended December 31, 2003 and 2002 was $342,723 and $338,054, respectively.

Future minimum lease payments under all noncancelable operating leases are as follows:

Year Ending December 31,	Operating Leases
2004	$254,016
2005	107,136

Total lease payments	$361,152

Revivant Audited Financial Statements as of December 31, 2003 and 2002 and for the years ended December 31, 2003 and 2002

Sponsored Research and License Agreements

In March 1999, the Company and John Hopkins University entered into a Research Agreement for an initial period of two years. Under the terms of the Agreement, the Company agreed to pay John Hopkins University $105,000 per year payable on a quarterly basis. The Company accrued $190,005 at December 31, 2003, which is included in accrued liabilities and the amount was charged to research and development expense. This Agreement shall automatically continue for two successive one year periods unless the Company delivers written notice to John Hopkins University no later than thirty days prior to the end of the initial period or any extension period, that it does not desire to continue research.

In March 1999, the Company entered into licensing agreements with John Hopkins University to provide the Company with the use of certain patent rights. Under the terms of the agreements, the Company pays annual maintenance fees of $10,000 and is further obligated to make certain future milestone payments, milestone stock issuances and royalties based on net sales of products originating from the licensed technologies. The agreements will expire on a country by country basis, at the patent expiration date or if no patents were issued ten years from the effective date of the agreement. No royalty payments have been made to date.

In August 2003, the Company entered into a clinical study agreement with the University of Washington. Under the terms of the agreement, the Company pays quarterly installments ranging from $261,388 to $515,217, and an initial payment of $40,000. The Company accrued $721,123 at December 31, 2003, which is included in accrued liabilities and the amount was charged to research and development expense. The agreement terminates in September 2005, or either party can decide to terminate the agreement, with a sixty day notice.

5. Bank Loans

In April 2000, the Company entered into an equipment lease line with a financial institution and subsequently borrowed $400,000 to purchase equipment which represents the maximum amount available. Borrowings are repayable in 48 equal monthly installments. All payments represent both principal and interest; the interest rate is between 8.83% - 8.93% per annum. All borrowings under the equipment lease line are collateralized by all of the Company’s presently existing and later acquired assets. In connection with the equipment lease line, the Company granted warrants to purchase shares of preferred stock, which is described in Note 7.

In December 2001, the Company entered into another equipment lease line with a financial institution and subsequently borrowed $322,550, during February through April 2002, to purchase equipment. The total committed equipment line under the agreement is $750,000. Borrowings are payable in 36 equal monthly installments. All payments represent both principal and interest and bear interest at 6.25% per annum. All borrowings under the equipment lease line are collateralized by all of the Company’s presently existing and later acquired assets.

Revivant Audited Financial Statements as of December 31, 2003 and 2002 and for the years ended December 31, 2003 and 2002

In December 2001, the Company entered into a working capital loan that provides for borrowings of up to $750,000, which are collateralized by all of the Company’s presently existing and later acquired assets. The working capital loan expires in December 2004 and accrues interest at a rate of 6.75% per annum. In connection with the working capital loan, the Company granted warrants to purchase shares of preferred stock, which are described in Note 7.

Future payments under all of the bank loans are as follows:

Year Ending December 31,	Bank Loans
2004	$442,529
2005	19,599

Total	$462,128

6. Promissory Notes

In May through December 2002, the Company sold convertible promissory notes with an aggregate principal value of $5,500,000. Interest accrued on the unpaid principal at a rate of 10.5% per annum, compounded annually. In connection with the convertible promissory notes, warrants to purchase a total of 1,037,960 shares of common stock were issued, which are described in Note 7. Under the terms of the agreement, the entire principal amount and accrued interest on those notes was to be converted into shares of the Company’s equity securities issued and sold at the close of the Company’s next equity financing in a single transaction or a series of related transactions yielding gross proceeds to the Company of at least $5,000,000 in the aggregate including amounts converted pursuant to the notes. On January 23, 2003, the principal of $5,500,000 and accrued interest of $194,984 was converted into 8,444,519 shares of Series E preferred stock and $4,975,946 was paid in cash to purchase 7,378,330 shares of Series E preferred stock.

In August of 2003, the Company sold promissory notes with an aggregate principal value of $5,000,000. Interest accrued on the unpaid principal at a rate of 10% per annum. All interest on the notes is payable quarterly in arrears on each March 31, June 30, September 30 and December 31. Any accrued but unpaid interest will be automatically added to the unpaid principal amount of the notes. As of December 31, 2003, the Company has accrued $191,677 in interest related to the note. The promissory notes are collateralized by the majority of the Company’s assets.

7. Stockholder’s Equity

Common Stock

Under the Company’s Articles of Incorporation, as amended, the Company is authorized to issue 100,000,000 shares of $0.001 par value common stock. Common stockholders are entitled to dividends when and if declared by the Board of Directors

Revivant Audited Financial Statements as of December 31, 2003 and 2002 and for the years ended December 31, 2003 and 2002 subject to the prior rights of the preferred stockholders. The holder of each share of common stock is entitled to one vote. As of December 31, 2003, no dividends had been declared. At December 31, 2003, the company has reserved common stock for future issuance as follows:

Shares Reserved
Series A convertible preferred stock	3,868,822
Series B convertible preferred stock	6,097,560
Series C convertible preferred stock	2,267,650
Series D convertible preferred stock	16,823,979
Series E convertible preferred stock	18,047,049
Series F convertible preferred stock	10,379,597
Exercise of options under stock option plan	8,191,508
Issuance of options under stock option plan	748,996
Warrants for Series C convertible preferred stock	19,048
Warrants for Series D convertible preferred stock	88,236
Warrants for Series E convertible preferred stock	10,507
Warrants for common stock	1,037,960

67,580,912

Convertible Preferred Stock

Convertible Preferred Stock at December 31, 2002 consisted of the following:

Series	Shares Authorized	Shares Issued and Outstanding	Liquidation Value	Proceeds Net of Issuance Costs
A	3,868,822	3,868,822	$1,288,318	$1,269,988
B	6,097,560	6,097,560	2,500,000	2,449,543
C	2,331,142	2,267,650	1,428,920	1,498,171
D	18,000,000	16,823,939	11,396,536	11,249,657

	30,297,524	29,057,971	$16,613,774	$16,467,359

Revivant Audited Financial Statements as of December 31, 2003 and 2002 and for the years ended December 31, 2003 and 2002

Convertible Preferred Stock at December 31, 2003 consisted of the following:

Series	Shares Authorized	Shares Issued and Outstanding	Liquidation Value	Proceeds Net of Issuance Costs
A	3,868,822	3,868,822	$1,288,318	$1,269,988
B	6,097,560	6,097,560	2,500,000	2,449,943
C	2,286,698	2,267,650	1,428,620	1,498,171
D	16,912,215	16,823,979	11,396,536	11,249,657
E	41,771,841	18,047,049	12,225,070	12,093,684
F	10,379,597	10,379,597	7,031,139	6,773,978
G	3,000,000	—	—	—

	84,316,733	57,484,657	$35,869,683	$35,335,421

The holders of the Series A, Series B, Series C, Series D, Series E, and Series F convertible preferred stock have the various rights and preferences as follows:

Voting Rights

The holder of each share of preferred stock is entitled to one vote for each share of common stock into which shares of Series A, Series B, Series C, Series D, Series E, and Series F preferred stock could be converted.

Dividends

The holders of shares of Series A, Series B, Series C, Series D, Series E, and Series F convertible preferred stock are entitled to receive dividends at the rate of $0.0233, $0.0287, $0.0441, $0.0472, $0.054, and $0.054 per share per year, respectively. In the event dividends are paid on any share of common stock, an additional dividend shall be paid with respect to all outstanding shares of preferred stock in an amount equal per share (on an as-if-converted basis) to the amount paid or set aside for each share of common stock whenever funds are legally available. Such dividends are payable when and if declared by the Board of Directors, and are not cumulative. As of December 31, 2003, no dividends had been declared.

Conversion

Each share of preferred stock, at the option of the holder, is convertible into a number of fully paid shares of common stock as determined by dividing the respective preferred stock issue price by the conversion price in effect at the time. The initial per share conversion price of shares of Series A, Series B, Series C, Series D, Series E and Series F convertible preferred stock is $0.333, $0.41, $0.63, $0.6744, $0.6744, and $0.6744, respectively, and is subject to adjustment as set forth in the Company’s Certificate of Incorporation. Conversion is automatic immediately upon the closing of a firm commitment underwritten public offering where the aggregate proceeds raised equal or exceed $25,000,000 (net of underwriting discounts and commissions) and where the

Revivant Audited Financial Statements as of December 31, 2003 and 2002 and for the years ended December 31, 2003 and 2002 aggregate pre-offering market capitalization of the Company equals or exceeds $75,000,000 calculated based on the total number of shares of common stock that are outstanding (including common stock issuable upon conversion or exercise of outstanding preferred stock, warrants and options) immediately prior to the closing of such offering multiplied by the price to the public, or at such time as the Company receives the consent of the holders of not less than a majority of the preferred stock then outstanding, voting together as a single class.

Liquidation

In the event of any liquidation or sale of the Company, the holders of shares of Series F convertible preferred stock are entitled to receive, prior and in preference to any distribution of any of the assets of the Company to the holders of Series A, Series B, Series C, Series D, Series E, and common stock, an amount per share equal to $0.6744 for each outstanding share of Series F convertible preferred stock (as adjusted for any stock dividends, combinations or splits) plus any declared but unpaid dividends on such shares. After the Series F liquidation amount has been paid in full to the holders of Series F convertible preferred stock, the holders of Series E convertible preferred stock are entitled to receive, prior and in preference to any distribution of any of the assets of the Company to the holders of Series A, Series B, Series C, Series D, and common stock, an amount per share equal to $0.6774 for each outstanding share of Series E convertible preferred stock (as adjusted for any stock dividends, combinations or splits) plus any declared but unpaid dividends on such shares. After the Series F liquidation amount and the Series E liquidation amount has been paid in full to the holders of Series F convertible preferred stock and Series E convertible preferred stock, respectively, the holders of Series A, Series B, Series C and Series D convertible preferred stock are entitled to receive, prior and in preference to any distribution of any of the assets of the Company to the holders of stock, an amount per share equal to $0.333, $0.41, $0.63 and $.6774 for each outstanding share of Series A, Series B, Series C and Series D convertible preferred stock, respectively, (as adjusted for any stock dividends, combinations or splits) plus any declared but unpaid dividends on such shares. After the preferred stockholders have been paid in full, the remaining assets of the Company available for distribution shall be distributed ratably to the holders of common stock and Series D and Series E convertible preferred stock (on an as-if-converted basis) until such holders of preferred stock have received an aggregate $2.70 per share (as adjusted for any stock dividends, combinations or splits). Any remaining assets are then distributed ratably to the holders of common stock based on the number of shares of common stock held by each stockholder.

Notes Receivable from Stockholders

In 1999, the Company issued a total of 886,363 shares of common stock to three employees in exchange for full recourse promissory notes of $44,318 collateralized by the related common stock, which bear annual interest between 4.47% and 4.66%. Repayment is due in four years from the date of the promissory notes, or earlier upon termination. At December 31, 2003, the outstanding balance on these notes is $36,959.

Revivant Audited Financial Statements as of December 31, 2003 and 2002 and for the years ended December 31, 2003 and 2002

Stock Option Plan

In May 1997, the Company authorized the 1997 Stock Plan (the “Plan”) under which the Board of Directors may issue incentive stock options and nonqualified stock options. Through December 31, 2003, the Company has reserved a total of 10,947,381 shares of common stock for issuance under the Plan. Options are to be granted at an exercise price not less than fair market value for incentive options or 85% of fair market value for nonqualified stock options. For employees holding more than 10% of the voting rights of all classes of stock, the exercise prices for incentive and nonstatutory stock options will not be less than 110% of fair market value. The options are generally exercisable over four years and may be subject to repurchase. The vesting provisions of individual options may vary but provide for vesting of at least 20% per year.

The Plan provides that the term of the options shall be no more than ten years from the date of the grant. Upon termination of employment, all unvested options are canceled and returned to the Plan after a period of 90 days, unless exercised earlier by the employee.

Activity under the Plan is set forth below:

		Options Outstanding
	Shares Available for Grant	Number of Options	Weighted Average Exercise Price
Balances, December 31, 2001	1,854,292	3,705,829	$0.12
Options granted	(1,859,900)	1,859,900	0.12
Options exercised	—	(46,981)	0.12
Options canceled	142,415	(142,415)	0.12

Balances, December 31, 2002	136,807	5,376,333	0.12
Additional shares reserved	3,500,000	—
Options granted	(3,063,695)	3,063,695	0.12
Options exercised	—	(72,636)	0.12
Options canceled	175,884	(175,884)	0.12

Balances, December 31, 2003	748,996	8,191,508	0.12

Revivant Audited Financial Statements as of December 31, 2003 and 2002 and for the years ended December 31, 2003 and 2002

At December 31, 2003, the stock options outstanding were as follows:

Options Outstanding
Exercise Price	Number Outstanding	Weighted Average Remaining Contractual Life (In Years)	Options Exercisable
$0.033	20,000	4.33	20,000
0.090	390,000	5.50	390,000
0.120	7,781,508	8.49	5,573,303

	8,191,508		5,983,303

At December 31, 2002, there were 2,504,599 outstanding options which were exercisable.

Stock Options Granted Outside of Plan

In 1997, the Company granted 10,000 shares of nonqualified stock options to purchase the Company’s common stock to a consultant. The options were granted at fair market value and were fully vested at the grant date. These options were issued under no specific option plan.

Warrants

In connection with the equipment lease line entered into by the Company in April 2000, the Company granted a warrant to purchase 19,048 shares of Series C convertible preferred stock at an exercise price of $0.63 per share. The warrant expires upon the later of April 12, 2010 or the seventh anniversary of the Company’s initial public offering. The Company has determined the fair value of this warrant using the Black-Scholes option pricing model with the following assumptions: 0% dividend yield, 50% volatility, risk-free interest rate of 6.26%; and contractual life of 10 years. The warrant was valued at $3,392 and is amortized to interest expense over the term of the lease line. As of December 31, 2003, the unamortized balance of the warrant is $1,129. The warrant is outstanding at December 31, 2003.

In connection with the working capital loan entered into by the Company in December 2001, the Company granted a warrant to purchase 88,236 shares of Series D preferred stock at an exercise price of $0.68 per share. The warrant expires upon the later of December 18, 2011 or the seventh anniversary of the Company’s initial public offering. The Company has determined the fair value of this warrant using the Black-Scholes option pricing model with the following assumptions: 0% dividend yield, 50% volatility, risk-free interest rate of 5.21%; and contractual life of 10 years. The warrant was valued at $30,840 and is amortized to interest expense over the term of the loan. As of December 31, 2003, the unamortized balance of the warrant is $26,559. The warrant is outstanding as of December 31, 2003.

Revivant Audited Financial Statements as of December 31, 2003 and 2002 and for the years ended December 31, 2003 and 2002

In connection with the convertible promissory notes sold by the Company in May through December 2002, the Company granted warrants to purchase 741,399; 111,210; and 185,351 shares of common stock at an exercise price of $0.12 per share in October, November and December of 2002, respectively. The warrants expire in October, November and December of 2007. The Company has determined the fair value of these warrants using the Black-Scholes option pricing model with the following assumptions: 0% dividend, 50% volatility, risk-free interest rate of 2.78% to 3.19% and contractual life of 5 years. The warrants are valued at $58,126 and have been fully expensed in 2002. The warrants are outstanding as of December 31, 2003.

In May 2003, in connection with the Company’s receipt of the waiver of their December 31, 2002 debt covenant violations from Silicon Valley Bank, the Company granted a warrant to purchase 10,507 shares of Series E preferred stock at an exercise price of $0.6744 per share. The warrant expires upon the later of May 29, 2013 or seventh anniversary of the Company’s initial public offering. The Company has determined the fair value of this warrant using the Black-Scholes option pricing model with the following assumptions: 0% dividend yield; 50% volatility; risk-free rate of 3.41%; and a contractual life of 5 years. The Company determined that the value of warrants was not significant. The warrant is outstanding as of December 31, 2003.

8. Employee Benefit Plan

In January 1999, the Company adopted a defined contribution retirement plan (the “401(k) Plan”), which qualifies under Section 401(k) of the Internal Revenue Code of 1996. The 401(k) Plan covers essentially all employees. Eligible employees may make voluntary contributions to the 401(k) Plan up to statutory annual limitations and the Company is allowed to make discretionary contributions. The Company has made no discretionary contributions to date.

9. ZOLL Agreement

In August of 2003, ZOLL Medical Corporation (“ZOLL”) invested $7 million in Series F convertible preferred stock (see Note 7 for the rights and preferences) and provided $5 million of debt financing (see Note 6 for additional detail). In return, ZOLL received a 15% stake in the Company and an option, at ZOLL’s discretion, to acquire the remaining outstanding shares of the Company at any time through October 4, 2004. If the option is exercised by ZOLL, ZOLL will pay $15 million to the Company’s stockholders to acquire the remaining outstanding shares. ZOLL may also make certain contingent payments for 1) milestone payments for published papers resulting from clinical studies of up to $15 million, including bonuses or penalties for papers published before or after certain target dates and 2) payments based on achievement of sales levels of the AutoPulse in years 2005 through 2007. All payments made after the initial debt and equity investments will be a combination of cash and ZOLL common stock.

Revivant Audited Financial Statements as of December 31, 2003 and 2002 and for the years ended December 31, 2003 and 2002

10. Income Taxes

The tax effect of the significant components of the net deferred tax assets are as follows:

	December 31,
	2003	2002
Net operating loss carryforwards	$12,350,000	$7,437,000
Depreciation and amortization	1,394,000	1,363,000
Research and development credit carryforward	1,562,000	949,000
Accruals and reserves	113,000	113,000

Total deferred tax assets	15,419,000	9,862,000
Less: Valuation allowance	(15,419,000)	(9,862,000)

	$—	$—

The Company has placed a valuation allowance against its deferred tax assets due to the uncertainty surrounding the realization of such assets.

As of December 31, 2003, the Company had net operating loss carryforwards of approximately $31,025,000 and $30,876,000 available to reduce future taxable income, if any, for both federal and California state income tax purposes, respectively. The net operating loss carryforwards expire between 2004 and 2018, and valuation allowances have been reserved, where necessary.

As of December 31, 2003, the Company had credit carryforwards of approximately $793,000 and $854,000 available to reduce future taxable income, if any, for federal and California state income tax purposes, respectively. The net operating loss carryforwards expire between 2005 and 2018, and valuation allowances have been reserved, where necessary.

Utilization of the net operating loss carryforward may be subject to an annual limitation due to the ownership percentage change limitations provided by the Internal Revenue Code of 1986 and similar state provisions. The annual limitation may result in the expiration of the net operating loss before utilization.